Exhibit 21.1

Williams Scotsman Holdings Corp.

Williams Scotsman International, Inc.

Williams Scotsman, Inc.

WillScot Equipment II, LLC

Williams Scotsman of Canada, Inc.

Williams Scotsman Mexico S. de R.L. de C.V.

WS Servicios de Mexico S. de R.L. de C.V.